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                                                                      EXHIBIT 11



                          EVEREN CAPITAL CORPORATION
                  PRO FORMA COMUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)
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

                                                        Quarter ended March 31

                                                           1996          1995
                                                           ----          ----
Net income (loss) reported                          $     6,806         (3,215)
Less:
        Pro Forma Preferred Dividends
        (13.5% of liquidation value)                     (1,132)        (1,132)
                                                    -----------     ----------

        Pro Forma Net income (loss) applicable to
         Common Shares                              $     5,674         (4,347)
                                                    -----------     ----------

Pro Forma Net income (loss) per Common Share        $       .62           (.48)
                                                    -----------     ----------


Pro Forma Weighted Average Common Shares
  Outstanding

Common Shares Outstanding                            11,603,937     11,603,937
Unearned KSOP Shares                                 (2,521,005)    (2,521,005)
                                                    -----------     ----------
                                                      9,082,932      9,082,932
                                                    ===========     ==========
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